EXHIBIT 99.1
                                 PRESS RELEASE

                            DOLLAR TREE STORES, INC.
                    COMPLETES ACQUISITION OF GREENBACKS, INC.

CHESAPEAKE, Va. -- June 30, 2003 -- Dollar Tree Stores, Inc. (Nasdaq: DLTR), the nation's largest $1.00 discount variety store chain, announced today that it has completed its planned acquisition of Greenbacks, Inc., a Salt Lake City-based $1.00 store operator. Dollar Tree paid approximately $100 million in cash for all of the outstanding securities of the privately held company.

Greenbacks, established in 1990, owns and operates 100 stores in 10 states, primarily in the Rocky Mountain region. For the calendar year ended December 31, 2002, Greenbacks reported net sales of $127.5 million, on a six-day-a-week basis. Dollar Tree plans to operate many of the Greenbacks stores seven days a week. The merger is expected to be approximately 2 to 3 cents accretive to Dollar Tree's fiscal 2003 earnings per share.

As a result of the proposed merger, Dollar Tree expects total square footage to increase approximately 28% to 30% for the year. This real estate plan is based on the addition of approximately 300 stores in fiscal 2003, including the Greenbacks stores.

The Company will hold its regular, pre-recorded business update after 5:00 p.m. EDT on Monday, July 7, 2003. This update will remain available through Friday, July 11, 2003. Interested parties can access the Company's update by dialing
(757) 321-5TRE.

Dollar Tree Stores, Inc. is the nation's largest $1.00 discount variety store chain. Its stores offer a wide assortment of quality everyday general merchandise, in many traditional variety store categories. With the addition of Greenbacks, Dollar Tree Stores operates 2,441 stores in 47 states as of June 27, 2003.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding the potential earnings accretion of the Company's Greenbacks acquisition, the Company's plans for operating Greenbacks' stores, and square footage and store growth projections for fiscal 2003. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 28, 2003 and our Quarterly Report on Form 10-Q filed June 10, 2003. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT: Dollar Tree Stores, Inc., Chesapeake
                  Erica Robb or Adam Bergman, 757/321-5000 www.DollarTree.com